Exhibit 99.2

ConAgra Foods, Inc.

PRIVATE BRANDS BUSINESS

UNAUDITED COMBINED INTERIM FINANCIAL STATEMENTS

TWENTY-SIX WEEKS ENDED NOVEMBER 29, 2015 and NOVEMBER 23, 2014

Table of Contents

Financial Statements	3

Unaudited Combined Statements of Operations for the Twenty-Six Weeks Ended November 29, 2015 and November 23, 2014	3
Unaudited Combined Statements of Comprehensive Income (Loss) for the Twenty-Six Weeks Ended November 29, 2015 and November 23, 2014	4
Unaudited Combined Balance Sheets as of November 29, 2015 and May 31, 2015	5

Unaudited Combined Statements of Cash Flows for the Twenty-Six Weeks Ended November 29, 2015 and November 23, 2014	6

Notes to Unaudited Combined Financial Statements	7

Private Brands Business

Unaudited Combined Statements of Operations

(in millions)

	Twenty-six Weeks Ended November 29, 2015	Twenty-six Weeks Ended November 23, 2014
Net sales	$1,856.0	$1,947.7
Costs and expenses:
Cost of goods sold	1,626.0	1,722.4
Selling, general and administrative expenses	551.6	459.2
Interest expense, net	0.8	1.0

Loss from before income taxes	(322.4)	(234.9)
Income tax benefit	(19.4)	(31.2)

Net loss	$(303.0)	$(203.7)

The accompanying Notes are an integral part of the unaudited combined financial statements.

Private Brands Business

Unaudited Combined Statements of Comprehensive Income (Loss)

(in millions)

	Twenty-six weeks Ended November 29, 2015			Twenty-six weeks Ended November 23, 2014
	Pre-Tax Amount	Tax (Expense) Benefit	After-Tax Amount	Pre-Tax Amount	Tax (Expense) Benefit	After-Tax Amount
Net loss	$(322.4)	$19.4	$(303.0)	$(234.9)	$31.2	$(203.7)
Other comprehensive income (loss):
Pension and post-employment benefit obligations included in net income:
Unrealized pension and post-employment benefit obligations	—	—	—	—	—	—
Reclassification for pension and post-employment benefits included in net income	(0.4)	0.1	(0.3)	(0.2)	0.1	(0.1)
Unrealized currency translation gains (losses)	$(13.2)	—	(13.2)	(12.3)	—	(12.3)

Comprehensive income (loss)	$(336.0)	$19.5	$(316.5)	$(247.4)	$31.3	$(216.1)

The accompanying Notes are an integral part of the unaudited combined financial statements.

Private Brands Business

Unaudited Combined Balance Sheets

(in millions)

	November 29, 2015	May 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$32.5	$18.4
Receivables, less allowance for doubtful accounts of $0.5 and $0.5	299.5	273.6
Inventories	508.4	485.2
Prepaid expenses and other current assets	41.3	50.0

Total current assets	881.7	827.2

Property, plant and equipment	1,311.9	1,255.8
Less accumulated depreciation	(406.3)	(340.8)

Property, plant and equipment, net	905.6	915.0

Goodwill	1,258.6	1,601.7
Brands, trademarks and other intangibles, net	1,672.3	1,716.6
Other assets	4.7	4.4

	$4,722.9	$5,064.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	284.8	262.6
Accrued payroll	34.1	35.6
Other accrued liabilities	94.1	90.6

Total current liabilities	413.0	388.8

Senior long-term debt, excluding current installments	39.8	40.0
Other noncurrent liabilities	703.4	758.7

Total liabilities	1,156.2	1,187.5

Commitments and contingencies (Note 8)
Parent companies’ equity
Parent companies’ equity investment	5,833.8	5,828.0
Retained deficit	(2,201.8)	(1,898.8)
Accumulated other comprehensive loss	(65.3)	(51.8)

Total parent companies’ equity	3,566.7	3,877.4

	$4,722.9	$5,064.9

The accompanying Notes are an integral part of the unaudited combined financial statements.

Private Brands Business

Unaudited Combined Statements of Cash Flows

(in millions)

	Twenty-six weeks ended November 29, 2015	Twenty-six weeks ended November 23, 2014
Cash flows from operating activities:
Net income (loss)	$(303.0)	$(203.7)
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	101.1	105.1
Asset impairment charges	342.8	243.0
Loss on sale of fixed assets	0.8	1.3
Share-based payments expense	2.8	2.3
Pension expense	(2.7)	(2.6)
Other items	(5.9)	(2.6)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(25.9)	(29.3)
Inventories	(23.2)	(64.8)
Deferred income taxes and income taxes payable, net	(38.8)	(37.6)
Prepaid expenses and other current assets	6.9	3.1
Accounts payable	19.8	73.0
Accrued payroll and other accrued liabilities	(6.3)	5.5

Net cash flows from operating activities	68.4	92.7

Cash flows from investing activities:
Additions to property, plant and equipment	(60.1)	(44.9)
Sale of property, plant and equipment	1.9	2.4

Net cash flows from investing activities	(58.2)	(42.5)
Cash flows from financing activities:
Net transactions with parent company	4.0	(51.2)
Repayment of long-term debt	—	(0.1)

Net cash flows from financing activities	4.0	(51.3)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	—
Net change in cash and cash equivalents	14.1	(1.1)
Cash and cash equivalents at beginning of year	18.4	23.1

Cash and cash equivalents at end of year	$32.5	$22.0

The accompanying Notes are an integral part of the unaudited combined financial statements.

Notes to Unaudited Combined Financial Statements

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited financial information reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of operations, financial position, and cash flows for the periods presented. The adjustments are of a normal recurring nature, except as otherwise noted. These condensed combined financial statements should be read in conjunction with the combined financial statements and related notes of the Private Brands Business (or the “Business”) for the fiscal year ended May 31, 2015.

The results of operations for any quarter or a partial fiscal year period are not necessarily indicative of the results to be expected for other periods or the full fiscal year.

Basis of Presentation — These combined financial statements reflect the historical financial position, results of operations, and cash flows of the Business during each respective period. The combined financial statements were prepared using the specific accounting records of the entities which comprise the Business. The combined financial statements of the Business have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Because a direct ownership relationship did not exist among the various units comprising the Private Brands Business, ConAgra Foods, Inc. (“ConAgra Foods” or the “Parent”) and its subsidiaries’ equity investment is shown in lieu of stockholders’ equity in the combined financial statements. The financial information included herein may not reflect the combined financial position, results of operations, changes in parent companies’ equity investment, and cash flows of the Business in the future, and does not reflect what they would have been had the Business been operated as a separate, stand-alone entity during the periods presented. All significant intercompany investments, accounts, and transactions between the various legal entities comprising the Business have been eliminated.

ConAgra Foods has historically provided services to its subsidiaries, including the Business, for certain functions. These services include providing certain legal, finance, internal audit, financial reporting, income tax accounting and advisory, insurance, information technology, treasury, and human resources functions. The cost of providing these services has been allocated to the operating businesses of ConAgra Foods, including the Business. These allocated costs are included in these combined financial statements. The allocations have been determined on a basis which ConAgra Foods and the Business considered to be reasonable reflections of the utilization of services provided by ConAgra Foods. However, these allocations may not reflect the costs and expenses that the Private Brands business would have incurred as a stand-alone company. A more detailed discussion of the relationship with ConAgra Foods, including a description of the costs which have been allocated to the Business and the methods of cost allocation, is included in Note 2.

As further described in Note 2, the Business engages in various intercompany transactions with ConAgra Foods and its affiliates, including the sale and purchase of certain products, the procurement of certain materials and services, cash transfers related to ConAgra Foods’ centralized cash management process and expense allocations. As ConAgra Foods does not settle intercompany transactions with its businesses on a routine basis, all amounts due to (from) ConAgra Foods are classified as parent companies’ equity investment in the combined balance sheets. Changes in parent companies’ equity investment arising from cash transactions are presented as financing activities in the accompanying combined statements of cash flows, notwithstanding that advances from parent companies are utilized to fund the Business’ working capital requirements.

Comprehensive Income — Comprehensive income includes net income, currency translation adjustments, certain derivative-related activity, changes in the value of available-for-sale investments, and changes in prior service cost and net actuarial gains (losses) from pension (for amounts not in excess of the 10% “corridor”) and postretirement health care plans. The Business generally deems its foreign investments to be essentially permanent in nature and the Business does not provide for taxes on currency translation adjustments arising from converting the investment denominated in a foreign currency to U.S. dollars. When the Business determines that a foreign investment, as well as undistributed earnings, are no longer permanent in nature, estimated taxes are provided for the related deferred tax liability (asset), if any, resulting from currency translation adjustments.

Notes to Unaudited Combined Financial Statements

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

The following table summarizes the reclassifications from accumulated other comprehensive loss into income (loss):

	Twenty-six weeks ended November 29, 2015	Twenty-six weeks ended November 23, 2014	Affected Line Item in the Combined Statement of Operations[1]
Amortization of pension and postretirement healthcare liabilities:
Net prior service benefit	$(0.4)	$(0.2)	Selling, general and administrative expenses
Net actuarial loss	—	—	Selling, general and administrative expenses

	(0.4)	(0.2)	Total before tax
	0.1	0.1	Income tax expense

	$(0.3)	$(0.1)	Net of tax

[1]	Amounts in parentheses indicate income recognized in the Combined Statements of Operations.

Use of Estimates — Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets, liabilities, revenues, and expenses as reflected in the combined financial statements. Actual results could differ from these estimates.

Recently Issued Accounting Standards — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP. On July 9, 2015, the FASB deferred the effective date of the new revenue recognition standard by one year. Based on the FASB’s ASU, the Business will apply the new revenue standard in its fiscal year 2019. Early adoption in the Business’ fiscal year 2018 is permitted. The Business is evaluating the effect that ASU 2014-09 will have on its combined financial statements and related disclosures. The standard permits the use of either the retrospective or cumulative effect transition method.

In July 2015, the FASB issued ASU 2015-11, Inventory, which requires an entity to measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Business does not expect this ASU to have a material impact to its financial statements. The standard is to be applied prospectively.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which will require entities to present deferred tax assets (DTAs) and deferred tax liabilities (DTLs) as noncurrent in a classified balance sheet. The ASU simplifies the current guidance, which requires entities to separately present DTAs and DTLs as current and noncurrent in a classified balance sheet. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. The standard is to be applied prospectively or retrospectively.

Notes to Unaudited Combined Financial Statements

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

2.	TRANSACTIONS WITH AFFILIATED COMPANIES

ConAgra Foods provides a variety of services to the Business, such as treasury and cash management, procurement, information technology, general accounting and finance, payroll and human resources, legal and communications, real estate and facilities, and other general and administrative stewardship. To the extent that costs were not directly attributable to the Private Brands business (direct costs primarily include restructuring charges and employee benefits for Private Brands personnel which include certain stock-based compensation, pension and postretirement benefits, healthcare and workers’ compensation), ConAgra Foods allocates certain selling, general and administrative costs to the Business based on specific metrics correlated with the cost of these services (e.g., employee headcount, net sales, square footage of office space, etc.). Allocations based upon these metrics resulted in $90.7 million and $86.0 million of selling, general, and administrative costs allocated to the Private Brands business in the first half of fiscal 2016 and 2015, respectively.

The above allocations were consistent with historical allocations done for the Private Brands segment; however, ConAgra Foods does not historically allocate certain other corporate costs to its various segments. For any remaining indirect corporate costs which support the Private Brands business, the Business has been allocated additional selling, general and administrative costs using an equal weighting between the Private Brands product contribution margin (net sales less cost of goods sold and advertising and promotion expenses) and Private Brands total assets relative to consolidated ConAgra Foods product contribution margin and total assets. Allocations of indirect corporate costs resulted in $30.1 million and $27.9 million of selling, general and administrative costs allocated to the Private Brands business in the first half of fiscal year 2016 and 2015, respectively.

Although it is not practicable for the Business to estimate what such costs would have been if it had operated as a separate entity, the Business considers such allocations to have been made on a reasonable basis.

The Combined Balance Sheets and the Combined Statements of Operations include only the specific debt and interest expense of the legal entities that make-up the Business, and do not include any allocated interest expense or third party debt of ConAgra Foods. The interest expense included in the Business’ results of operations was $0.8 million and $1.0 million in the first half of fiscal 2016 and 2015, respectively.

ConAgra Foods does not settle intercompany transactions with its subsidiaries on a routine basis. As such, all amounts due to (from) ConAgra Foods are classified as parent companies’ equity in the combined balance sheets. Net transactions with parent companies on the combined statements of parent companies’ equity reflect changes in parent companies’ equity for all transactions between ConAgra Foods and the Business, including direct and allocated charges from ConAgra Foods to the Business, intercompany cash transfers, derivative hedging activities performed by ConAgra Foods for the benefit of the Business, sales of pasta, flour, nuts, and other products for use by other ConAgra affiliates, and net cash management activities. In addition, these financial statements reflect the sale of certain branded products manufactured for distribution by other ConAgra affiliates. Income tax payments are made by ConAgra Foods on the Business’ behalf. Income taxes payable are settled in parent companies’ equity when payments are made by ConAgra Foods and are recognized in cash flows from financing activities when the tax liability is settled by ConAgra Foods.

Sales to ConAgra Foods of $17.6 million and $16.4 million were included in net sales for the first half of fiscal 2016 and 2015, respectively. The related cost of goods sold were $16.5 million and $15.7 million, respectively. The Business also made purchases from ConAgra Foods of $6.1 million and $5.2 million in the first half of fiscal 2016 and 2015, respectively.

Notes to Unaudited Combined Financial Statements

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

3. RESTRUCTURING ACTIVITIES

Supply Chain and Administrative Efficiency Plan

The Business incurred costs in connection with the integration and restructuring of the operations of the Business into those of ConAgra Foods, optimization of ConAgra Foods’ supply chain network, manufacturing assets, and improvement of selling, general and administrative effectiveness and efficiencies, which are referred to as the Supply Chain and Administrative Efficiency Plan (the “SCAE Plan”).

During the first half of fiscal 2016 and 2015, the Business recognized the following pre-tax expenses for the SCAE Plan:

	Twenty-six weeks ended November 29, 2015	Twenty-six weeks ended November 23, 2014
Multi-employer pension costs	$0.2	$0.2
Accelerated depreciation	1.4	2.6
Other cost of goods sold	0.8	0.6

Total cost of goods sold	2.4	3.4

Severance and related costs	2.2	4.3
Contract/Lease cancellation expense	1.1	—
Fixed asset impairment /Loss on disposal	(0.4)	2.3
Other selling, general and administrative expenses	4.9	6.9

Total selling, general and administrative expenses	7.8	13.5

Consolidated total	$10.2	$16.9

Included in the above results for the first half of fiscal 2016 are $8.4 million of charges that have resulted or will result in cash outflows and $1.8 million in non-cash charges.

The Business recognized the following cumulative (plan inception to November 29, 2015) pre-tax expenses related to the SCAE Plan in its Combined Statement of Operations:

Multi-employer pension costs	$11.6
Accelerated depreciation	23.8
Other cost of goods sold	4.2

Total cost of goods sold	39.6

Severance and related costs	48.9
Contract/Lease cancellation expense	4.7
Accelerated depreciation	0.6
Fixed asset impairment /Loss on disposal	20.8
Other selling, general and administrative expenses	14.1

Total selling, general and administrative expenses	89.1

Consolidated total	$128.7

Included in the above results are $83.3 million of charges that have resulted or will result in cash outflows and $45.4 million in non-cash charges.

Notes to Unaudited Combined Financial Statements

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

Liabilities recorded for the SCAE Plan and changes therein for the first half of fiscal 2016 were as follows:

	Balance at May 31, 2015	Costs Incurred and Charged to Expense	Costs Paid or Otherwise Settled	Changes in Estimates	Balance at November 29, 2015
Multi-employer pension costs	$11.4	$0.2	$(0.4)	$0.0	$11.2
Severance and related costs	7.6	2.4	(5.8)	(0.3)	3.9
Contract/Lease cancellation expense	6.6	1.1	(1.1)	0.0	6.6
Other costs	1.2	5.0	(4.4)	(0.0)	1.8

Total	$26.8	$8.7	$(11.7)	$(0.3)	$23.5

4. LONG-TERM DEBT

Net interest expense consists of $0.8 million and $1.0 million for first half of fiscal year 2016 and 2015, respectively.

The 4.95% senior notes and 6.625% senior notes issued by Ralcorp were redeemed subsequent to the end of November 29, 2015 and no amounts remain outstanding under these senior notes.

5. GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS

The change in the carrying amount of goodwill for the first half of fiscal 2016 was as follows:

Balance as of May 31, 2015	$1,601.7
Impairment	(340.5)
Currency translation	(2.6)

Balance as of November 29, 2015	$1,258.6

Other identifiable intangible assets were as follows:

	November 29, 2015		May 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizing intangible assets	$87.2	$—	$87.2	$—
Amortizing intangible assets	1,825.8	240.7	1,828.2	198.8

	$1,913.0	$240.7	$1,915.4	$198.8

Non-amortizing intangible assets are comprised of brands and trademarks.

Amortizing intangible assets are principally composed of customer relationships, licensing arrangements, and intellectual property.

Because forecasted sales and profits for the Business fell below expectations for fiscal 2015, the Business performed a quantitative analysis of goodwill of its reporting units in the second quarter of fiscal 2015. Estimating the fair value of individual reporting units requires the Business to make assumptions and estimates regarding its future plans and future industry and economic conditions. The future cash flows of each of the at-risk reporting units were estimated and the net present value of those estimated cash flows were calculated using a risk adjusted discount rate, in order to estimate the fair value of each reporting unit from the perspective of a market participant. The Business used discount rates and terminal growth rates of approximately 8% and 3%, respectively, to calculate the present value of estimated future cash flows. The Business then compared the estimated fair value of

Notes to Combined Financial Statements - (Continued)

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

each reporting unit to the respective historical carrying value (including allocated assets and liabilities of certain shared and Corporate functions), and determined that the fair value of the reporting unit was less than the carrying value for five of its reporting units. With the assistance of a third-party valuation specialist, the Business estimated the fair value of the assets and liabilities of each of these reporting units in order to determine the implied fair value of goodwill of each reporting unit. The Business recognized impairment charges for the difference between the implied fair value of goodwill and the historical carrying value of goodwill within each reporting unit. Accordingly, during the second quarter of fiscal 2015, the Business recorded a $210.9 million charge for the impairment of goodwill. During the first half of fiscal 2016, the Business recorded an additional $340.5 million charge for the impairment of goodwill. See Note 13 for a discussion of additional charges recorded by ConAgra Foods in their externally reported financial statements which are not reflected in the accompanying financial statements of the Private Brands business.

In the second quarter of fiscal 2015, the Business also performed a quantitative impairment test for non-amortizing intangible assets. The Business recognized impairment charges of $30.0 million to write-down three small brands.

6. SHARE-BASED PAYMENTS

For the first half of fiscal 2016 and 2015, the Business recognized total stock-based compensation expense relating to Business employees participating in the ConAgra Foods stock plan (including ConAgra Foods’ common stock options, restricted stock units, and cash-settled restricted stock units) of $2.8 million and $2.3 million, respectively. Compensation expense allocated to the Business for stock-based compensation arrangements in addition to this direct and incremental expense totaled $5.2 million and $5.6 million for the first half of fiscal 2016 and 2015, respectively.

All stock-based compensation plans are managed on a consolidated basis by ConAgra Foods. Certain costs of these programs have been allocated to the Business directly based on participation by specific company employees and through indirect cost allocations described in Note 2.

For the first half of fiscal 2016, ConAgra Foods granted 73.9 thousand restricted stock units to Business employees at a weighted average grant date price of $44.72, 107.6 thousand cash-settled restricted stock units at a weighted average grant date price of $44.72, and 117.8 thousand stock options at a weighted average exercise price of $44.72.

The weighted average Black-Scholes assumptions for stock options granted during the first half of fiscal 2016 were as follows:

Expected volatility (%)	17.85
Dividend yield (%)	2.81
Risk-free interest rate (%)	1.70
Expected life of stock option (years)	4.96

The weighted average value of stock options granted during the first quarter of fiscal 2016 was $5.26 per option based upon a Black-Scholes methodology.

7. PRE-TAX LOSS AND INCOME TAXES

Income tax benefit for the first half of fiscal 2016 and 2015 was $19.4 million and $31.2 million, respectively. The effective tax rate (calculated as the ratio of income tax expense to pre-tax income) was a benefit of approximately 6.0% and 13.3% for the first half of fiscal 2016 and 2015, respectively. The low effective rates (benefit) were primarily attributable to non-deductible portion of goodwill impairment charges.

Notes to Combined Financial Statements - (Continued)

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

The amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, was $33.4 million as of November 29, 2015 and $38.4 million as of May 31, 2015. Included in the balance was $6.3 million as of both November 29, 2015 and May 31, 2015, for tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Any associated interest and penalties imposed would affect the tax rate. The gross unrecognized tax benefits excluded related liabilities for gross interest and penalties of $15.3 million and $17.0 million as of November 29, 2015 and May 31, 2015, respectively.

The net amount of unrecognized tax benefits at November 29, 2015 and May 31, 2015 that, if recognized, would impact the Business’ effective tax rate was $16.6 million and $20.0 million, respectively. Recognition of these tax benefits would have a favorable impact on the Business’ effective tax rate.

The Business estimates that it is reasonably possible that the amount of gross unrecognized tax benefits will decrease by up to $5.0 million over the next twelve months due to various federal, state, and foreign audit settlements and the expiration of statutes of limitations.

8. CONTINGENCIES

The Business is party to a number of lawsuits and claims arising out of the operation of its business. After taking into account liabilities recognized for all of the outstanding matters, management believes the ultimate resolution of such matters should not have a material adverse effect on the Business’ financial condition, results of operations, or liquidity. Costs of legal services are recognized in earnings as services are provided.

9. DERIVATIVE FINANCIAL INSTRUMENTS

The Business’ operations are exposed to market risks from adverse changes in commodity prices affecting the cost of raw materials and energy, foreign currency exchange rates, and interest rates. In the normal course of business, these risks are managed through a variety of strategies, including the use of derivatives.

Commodity and commodity index futures and option contracts are used from time to time to economically hedge commodity input prices on items such as natural gas, vegetable oils, proteins, packaging materials, dairy, grains, and electricity. Generally, the Business economically hedges a portion of the Business’ anticipated consumption of commodity inputs for periods of up to 36 months. The Business, through its Parent, may enter into longer-term economic hedges on particular commodities, if deemed appropriate. As of November 29, 2015, ConAgra Foods had economically hedged certain portions of the Business’ anticipated consumption of commodity inputs using derivative instruments with expiration dates through March 2016.

In order to reduce exposures related to changes in foreign currency exchange rates, ConAgra Foods enters into forward exchange, option, or swap contracts on behalf of the Business from time to time for transactions denominated in a currency other than the applicable functional currency. This includes, but is not limited to, hedging against foreign currency risk in purchasing inventory and capital equipment, sales of finished goods, and future settlement of foreign-denominated assets and liabilities. As of November 29, 2015, ConAgra Foods had economically hedged certain portions of the Business’ foreign currency risk in anticipated transactions using derivative instruments with expiration dates through December 2015.

Notes to Combined Financial Statements - (Continued)

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

Economic Hedges of Forecasted Cash Flows

Many of the Business’ derivatives do not qualify for, and the Business does not currently designate certain commodity derivatives to achieve, hedge accounting treatment. The Business reflects realized and unrealized gains and losses from derivatives used to economically hedge anticipated commodity consumption in earnings immediately within general corporate expense (within cost of goods sold).

Economic Hedges of Fair Values — Foreign Currency Exchange Rate Risk

The Business may use options and cross currency swaps to economically hedge the fair value of certain monetary assets and liabilities (including intercompany balances) denominated in a currency other than the functional currency. These derivatives are marked-to-market with gains and losses immediately recognized in selling, general and administrative expenses. These substantially offset the foreign currency transaction gains or losses recognized as values of the monetary assets or liabilities being economically hedged change.

All derivative instruments are recognized on the Unaudited Combined Balance Sheets at fair value (refer to Note 11 for additional information related to fair value measurements). The fair value of derivative assets is recognized within prepaid expenses and other current assets, while the fair value of derivative liabilities is recognized within other accrued liabilities. In accordance with generally accepted accounting principles, the Business offsets certain derivative asset and liability balances where master netting agreements provide for legal right of setoff.

Derivative assets and liabilities were reflected in the Business’ Unaudited Combined Balance Sheets as follows:

	November 29, 2015	May 31, 2015
Prepaid expenses and other current assets	$—	$2.4
Other accrued liabilities	4.4	5.0

The following table presents the Business’ derivative assets and liabilities, at November 29, 2015, on a gross basis, prior to the setoff of $6.6 million where legal right of setoff existed:

	Derivative Assets		Derivative Liabilities
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity contracts	Prepaid expenses and other current assets	$6.6	Other accrued liabilities	$11.0

Total derivatives		$6.6		$11.0

Notes to Combined Financial Statements - (Continued)

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

The following table presents the Business’ derivative assets and liabilities, at May 31, 2015, on a gross basis, prior to the setoff of $5.2 million where legal right of setoff existed:

	Derivative Assets		Derivative Liabilities
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity contracts	Prepaid expenses and other current assets	$7.6	Other accrued liabilities	$10.0
Foreign exchange contracts	Prepaid expenses and other current assets	—	Other accrued liabilities	0.2

Total derivatives		$7.6		$10.2

The location and amount of gains (losses) from derivatives not designated as hedging instruments in the Business’ Unaudited Combined Statements of Earnings were as follows:

	For the twenty-six weeks ended November 29, 2015
Derivatives Not Designated as Hedging Instruments	Location in Combined Statement of Operations of Gain (Loss) Recognized on Derivatives	Amount of Gain (Loss) Recognized on Derivatives in Combined Statement of Operations
Commodity contracts	Cost of goods sold	$(3.9)
Foreign exchange contracts	Selling, general and administrative expense	(0.2)

Total loss from derivative instruments not designated as hedging instruments		$(4.1)

	For the twenty-six weeks ended November 23, 2014
Derivatives Not Designated as Hedging Instruments	Location in Combined Statement of Operations of Gain (Loss) Recognized on Derivatives	Amount of Gain (Loss) Recognized on Derivatives in Combined Statement of Operations
Commodity contracts	Cost of goods sold	$(4.6)
Foreign exchange contracts	Selling, general and administrative expense	0.1

Total loss from derivative instruments not designated as hedging instruments		$(4.5)

As of November 29, 2015, the Business’ open commodity contracts had a notional value (defined as notional quantity times market value per notional quantity unit) of $56.8 million and $55.4 million for purchase and sales contracts, respectively. As of May 31, 2015, the Business’ open commodity contracts had a notional value of $203.5 million and $153.8 million for purchase and sales contracts, respectively. The notional amount of the Business’ foreign currency forward and cross currency swap contracts as of November 29, 2015 and May 31, 2015 was $0.3 million and $3.4 million, respectively.

ConAgra Foods enters into certain commodity and foreign exchange derivatives on behalf of the Business with a diversified group of counterparties. ConAgra Foods continually monitors the Business’ positions and the credit ratings of the counterparties involved and limit the amount of credit exposure to any one party. These transactions may expose the Private Brands business to potential losses due to the risk of nonperformance by these counterparties. At November 29, 2015, the Business was not subject to potential losses due to counterparty nonperformance. The Business has not incurred a material loss due to nonperformance in any period presented and do not expect to incur any such material loss. ConAgra Foods also enters into futures and options transactions on behalf of the Business through various regulated exchanges.

Notes to Combined Financial Statements - (Continued)

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

10. PENSION AND POSTRETIREMENT BENEFITS

The Business has defined benefit retirement plans (“plans”) for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The Business also sponsors postretirement plans which provide certain medical and dental benefits (“other postretirement benefits”) to qualifying U.S. employees. The Business’ pension plans were closed to new hire employees and were also frozen, such that no further benefits accrue for current employees. In addition, other employees of the Business are participants in the Parents’ defined benefit pension plans. As such, indirect allocations of costs to the Business include indirect costs of providing these benefits.

Components of pension benefit and other postretirement benefit costs included:

	Pension Benefits
	Twenty-six Weeks Ended
	November 29, 2015	November 23, 2014
Service cost	$2.1	$2.2
Interest cost	6.1	6.1
Expected return on plan assets	(10.9)	(10.9)
Benefit cost — Business plans	(2.7)	(2.6)
Pension benefit cost — multi-employer plans	1.1	1.4

Total benefit cost	$(1.6)	$(1.2)

	Postretirement Benefits
	Twenty-six Weeks Ended
	November 29, 2015	November 23, 2014
Service cost	$—	$0.1
Interest cost	0.4	0.6
Amortization of prior service benefit	(0.4)	(0.2)

Total cost	$—	$0.5

During the first half of fiscal 2016, the Business contributed $0.3 million to its pension plans and contributed $1.3 million to its other postretirement plans. Based upon the current funded status of the plans and the current interest rate environment, the Business anticipates making further contributions of approximately $0.4 million to its pension plans for the remainder of fiscal 2016. The Business anticipates making further contributions of $1.3 million to its other postretirement plans during the remainder of fiscal 2016. These estimates are based on ERISA guidelines, current tax laws, plan asset performance, and liability assumptions, which are subject to change.

11. FAIR VALUE MEASUREMENTS

FASB guidance establishes a three-level fair value hierarchy based upon the assumptions (inputs) used to price assets or liabilities. The three levels of inputs used to measure fair value are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities,

Notes to Combined Financial Statements - (Continued)

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

Level 2 — Observable inputs other than those included in Level 1, such as quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets, and

Level 3 — Unobservable inputs reflecting the Business’ own assumptions and best estimate of what inputs market participants would use in pricing the asset or liability.

The fair values of the Business’ Level 2 derivative instruments were determined using valuation models that use market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent commodity and foreign currency option and forward contracts, interest rate swaps, and cross-currency swaps.

The following table presents the Business’ financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of November 29, 2015:

	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$—	$4.4	$—	$4.4
Deferred compensation liabilities	1.0	—	—	1.0

Total liabilities	$1.0	$4.4	$—	$5.4

The following table presents the Business’ financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of May 31, 2015:

	Level 1	Level 2	Level 3	Total
Assets:
Derivative assets	$2.4	$—	$—	$2.4

Total assets	$2.4	$—	$—	$2.4

Liabilities:
Derivative liabilities	$—	$5.0	$—	$5.0
Deferred compensation liabilities	0.7	—	—	0.7

Total liabilities	$0.7	$5.0	$—	$5.7

Certain assets and liabilities, including long-lived assets, goodwill, asset retirement obligations, and cost and equity investments are measured at fair value on a nonrecurring basis.

During the first half of fiscal 2016 and 2015, the Business recognized goodwill impairment charges of $340.5 and $210.9, respectively (See Note 5).

During the first half of fiscal 2015, impairments of certain indefinite-lived brands were recognized in the amount of $30.0 million. The fair values of these brands were estimated using the “relief from royalty” method.

The carrying amount of long-term debt (including current installments) was $39.8 million as of November 29, 2015 and $40.0 million as of May 31, 2015. Based on current market rates, the fair value of this debt (level 2 liabilities) at November 29, 2015 and May 31, 2015, was estimated at $36.6 million and $37.4 million, respectively.

Notes to Combined Financial Statements - (Continued)

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

12. INVESTED EQUITY

The following tables present a reconciliation of Invested Equity accounts for the twenty-six weeks ended November 29, 2015 and November 23, 2014:

	Parent Company Equity Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance at May 31, 2015	$3,929.2	$(51.8)	$3,877.4

Currency translation adjustment		(13.2)	(13.2)
Net transactions with parent company	5.8		5.8
Pension and postretirement healthcare benefits		(0.3)	(0.3)
Net income (loss)	(303.0)		(303.0)

Balance at November 29, 2015	$3,632.0	$(65.3)	$3,566.7

	Parent Company Equity Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance at May 25, 2014	$5,463.2	$(13.8)	$5,449.4

Currency translation adjustment		(12.2)	(12.2)
Net transactions with parent company	(53.9)		(53.9)
Pension and postretirement healthcare benefits		(0.2)	(0.2)
Net income (loss)	(203.7)		(203.7)

Balance at November 23, 2014	$5,205.6	$(26.2)	$5,179.4

13. CONAGRA FOODS PLANNED DIVESTITURE OF THE PRIVATE BRANDS BUSINESS

On November 1, 2015, ConAgra Foods and TreeHouse Foods, Inc. (“TreeHouse”) entered into a Stock Purchase Agreement (the “Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, ConAgra Foods has agreed to sell the Private Brands business to TreeHouse (the “Transaction”) for $2.7 billion in cash on a cash-free, debt-free basis, subject to working capital and other adjustments.

ConAgra Foods and TreeHouse have each made customary representations, warranties and covenants in the Agreement, including, among others, covenants by ConAgra Foods to, subject to certain exceptions, conduct the business in the ordinary course during the interim period between the execution of the Agreement and the closing of the Transaction.

The obligation of the parties to close the Transaction is subject to customary closing conditions, including, among others, (i) the receipt of antitrust clearance in the United States and Canada; and (ii) the absence of legal restraints or prohibitions. The obligation of each party to close the Transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Agreement.

Pursuant to the Agreement, concurrently with the closing of the Transaction, ConAgra Foods and TreeHouse, and/or their respective affiliates, will enter into a transition services agreement and certain other commercial arrangements.

In connection with its determination to divest the Private Brands business, ConAgra Foods has classified the related assets and liabilities as held for sale beginning in the first quarter of fiscal 2016 and has recognized additional impairments of goodwill and

Notes to Combined Financial Statements - (Continued)

For the Twenty-six Weeks ended November 29, 2015 and November 23, 2014

(columnar dollars in millions)

long-lived assets in its externally reported financial statements. The accompanying financial statements present the Private Brands business as an ongoing enterprise with a held in use perspective. Accordingly, these financial statements do not reflect the impairments arising from the application of a held for sale measurement approach. In addition, ConAgra Foods has ceased depreciation and amortization expense related to these assets in its externally reported financial statements according to accounting guidance. The accompanying financials statements reflect depreciation and amortization expense under the held in use perspective.